SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, DC  20549

                          FORM 8-K

                      CURRENT REPORT
            Pursuant to Section 13 or 15(d) of
            The Securities Exchange Act of 1934

           Date of Report:  May 6, 1996
            (Date of earliest event reported)

                 LIDAK PHARMACEUTICALS
  (Exact name of registrant as specified in its charter)

                        CALIFORNIA
       (State or other jurisdiction of incorporation)

         0-18734                     33-0314804
(Commission File Number)           (IRS Employer
                                 Identification No.)

11077 North Torrey Pines Road, La Jolla, California 92037
    (Address of principal executive offices)     (Zip code)

                     (619) 558-0364
      (Registrants telephone number, including area code)

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Item 5.  OTHER EVENTS

      On May 6, 1996, the Company issued 599,060 shares of its Class A Common Stock in connection with the conversion of $1,200,000 principal amount of Convertible Notes. A total of $13.5 million of Convertible Notes ("Notes") were issued as part of a private placement to institutional investors in November 1995, December 1995 and January 1996. After this conversion, the principal amount of Notes outstanding is $7,913,332.

     The Notes accrue interest at an annual rate of 7%, beginning six months from the date of issue, with the principal due and payable two years from the date of issue if and to the extent that the Notes are not previously converted. The Notes are convertible at the option of the holder (subject to the maximum share limitations set forth below) into Class A Common Stock at a price equal to 80% of the average closing bid price for the Class A Common Stock on the NASDAQ for the seven trading days prior to the date of conversion.

     The $13.5 million original principal amount of the Notes was convertible into an aggregate maximum of 5,513,018 shares of the Company's Class A Common Stock at the option of the holders, with each individual Note limited to a pro-rata amount of such number of shares. Including this issuance, a total of 1,970,657 shares of Class A Common Stock have been issued to date in connection with the conversion of Notes. To the extent the Notes are not converted, they are due and payable two years from the issue date.

      In the event that shares of Class A Common Stock underlying a particular Note cannot be issued upon request for conversion due to the above referenced maximum share limitations, the Company is immediately obligated to repay the principal of that portion of the Note which is presented for conversion which cannot be converted plus a premium equal to 25% of such principal plus any accrued and unpaid interest. At its option, the holder(s) of the $3 million of the principal amount of the Notes sold in January, 1996 can require the Company to issue shares of Class A Common Stock at the then fair market value in exchange for the above-referenced principal and premium payment.



                             SIGNATURES


          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                             LIDAK PHARMACEUTICALS

Date:  May 7, 1996        By:/s/Michael H. Lorber
                             ------------------------------
                             Vice President/CFO & Secretary